Exhibit 99.1

Alnylam Pharmaceuticals Reports Third Quarter 2010 Financial Results

– Continues to Advance Pre-Clinical and Clinical Pipeline of RNAi Therapeutics –

– Finalizes Corporate Restructuring Related to Completion of Novartis Alliance –

– Maintains Strong Balance Sheet with $372 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 3, 2010--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the third quarter ended September 30, 2010, and company highlights.

“Alnylam made important progress in the third quarter and recent period in advancing RNAi therapeutics as a whole new class of medicines. Indeed, our progress this quarter now brings us a pipeline of three RNAi therapeutics in clinical development. Specifically, we initiated our Phase I study of ALN-TTR01 for the treatment of transthyretin-mediated amyloidosis, and we continued enrolling patients in our ALN-VSP Phase I study in liver cancer patients and our ALN-RSV01 Phase IIb study in RSV-infected adult lung transplant patients,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “In addition to our pipeline efforts, we also made critically important strides in the systemic delivery of RNAi therapeutics including the discovery of our novel ‘MC3’ family of lipids that achieve effective gene silencing at single-digit microgram per kilogram dose levels. We also demonstrated that our delivery progress goes well beyond the liver, with data reported in a number of additional cell types and tissues. We look forward to continuing our progress across these key areas of our business throughout the remainder of 2010, and leading the advancement of this innovative technology to patients.”

“We made key decisions this recent period to fully transition from service-based activities to a product-focused, higher-value commitment of effort in our business. In this regard, we completed a corporate restructuring that we expect will save about $25 million in previously planned 2011 expenses and maintains our core focus in advancing our pipeline and platform,” said Barry Greene, President and Chief Operating Officer of Alnylam. “During the period, Novartis affirmatively committed to their list of 31 targets for which they have exclusive rights to Alnylam intellectual property and technology. We have benefited - and expect to continue to benefit - from our large number of existing partners, including Novartis, Roche, and Takeda, as well as recent alliances that we formed such as our Regulus partnership with sanofi-aventis, and new alliances that we expect to form going forward.”

Cash, Cash Equivalents and Total Marketable Securities

At September 30, 2010, Alnylam had cash, cash equivalents and total marketable securities of $371.9 million, as compared to $435.3 million at December 31, 2009.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the third quarter of 2010 was $9.6 million, or $0.23 per share on both a basic and diluted basis (including $4.5 million, or $0.11 per share of non-cash stock-based compensation expense), as compared to a net loss of $9.2 million, or $0.22 per share on both a basic and diluted basis (including $5.2 million, or $0.13 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $27.7 million for the third quarter of 2010, as compared to $24.2 million for the same period last year. Revenues for the third quarter of 2010 included $14.0 million of collaboration revenues related to the company’s alliance with Roche, $5.6 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, and $8.1 million of expense reimbursement, amortization, and/or license fee revenues from Novartis, the National Institutes of Health (NIH), Cubist Pharmaceuticals, Inc., Biogen Idec Inc., InterfeRx™, research reagent and services licenses, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $27.5 million in the third quarter of 2010, which included $2.7 million of non-cash stock-based compensation, as compared to $23.2 million in the third quarter of 2009, which included $3.1 million of non-cash stock-based compensation. The increase in R&D expenses in the third quarter of 2010 as compared to the prior year period was due primarily to employee severance, benefits and related costs incurred in connection with our September 2010 corporate restructuring, which included a workforce reduction. There was also an increase in compensation and related expenses due to additional R&D headcount, and clinical trial and manufacturing costs, to support the company’s product platform and expanding product pipeline.

General and Administrative Expenses

General and administrative (G&A) expenses were $8.9 million in the third quarter of 2010, which included $1.8 million of non-cash stock-based compensation, as compared to $10.7 million in the third quarter of 2009, which included $2.1 million of non-cash stock-based compensation. The decrease in G&A expenses for the third quarter of 2010 as compared to the prior year period was due primarily to a reduction in professional service fees in association with business activities, primarily legal activities.

Regulus Therapeutics

Equity in loss of joint venture was $1.2 million and $1.1 million for the third quarter of 2010 and 2009, respectively, related to Alnylam’s approximate 49% share of the net losses incurred by Regulus.

Interest Income

Interest income was $0.6 million for the third quarter of 2010, as compared to $1.0 million for the third quarter of 2009. The decrease in interest income was due primarily to lower average interest rates as well as lower average cash, cash equivalents and total marketable securities balances as compared to the prior year.

Income Taxes

Provision for income taxes was $0.3 million for the third quarter of 2010, as compared to a benefit from income taxes of $0.6 million for the third quarter of 2009.

2010 Financial Guidance

Alnylam expects that its cash, cash equivalents and total marketable securities balance will be greater than $325 million at December 31, 2010.

“We continue to maintain a strong balance sheet, with funding from our strategic alliances allowing us to invest significantly in our platform and clinical pipeline efforts,” said Patricia Allen, Vice President, Finance and Treasurer of Alnylam. “We are more focused than ever on maintaining this solid balance sheet and strong revenue base, and expect to end the year with greater than $325 million in cash.”

Third Quarter 2010 and Recent Significant Corporate Highlights

Product Pipeline and Scientific Leadership Highlights

  Advanced ALN-TTR for Transthyretin (TTR)-Mediated Amyloidosis (ATTR) into Clinical Development. Alnylam initiated a Phase I randomized, placebo-controlled, dose escalation study of ALN-TTR01. The study is being conducted in Portugal, Sweden, and the United Kingdom, and is designed to enroll approximately 28 ATTR patients. The primary objective is to evaluate the safety and tolerability of a single dose of intravenous ALN-TTR01. Secondary objectives include characterization of plasma and urine drug pharmacokinetics and assessment of pharmacodynamic activity based on measurements of circulating TTR serum levels. This study is actively enrolling patients.
  Continued Clinical Development of ALN-VSP for Treatment of Liver Cancer. Alnylam continued to advance its Phase I multi-center, open label, dose escalation trial with ALN-VSP to evaluate safety, tolerability, and pharmacokinetics in patients with advanced solid tumors with liver involvement. A significant number of patients have been enrolled across multiple dose cohorts, with dose escalation continuing. Alnylam will present additional data from the clinical trial at the Chemotherapy Foundation Symposium being held November 9 – 13, 2010 in New York City.
  Continued Clinical Development of ALN-RSV01 for Treatment of Respiratory Syncytial Virus (RSV). Alnylam continued to enroll patients in its Phase IIb study of ALN-RSV01 in RSV-infected adult lung transplant patients. The study is being conducted in over 30 sites worldwide and aims to enroll up to 76 patients. The primary study endpoint is reduction in the incidence of new or progressive bronchiolitis obliterans syndrome (BOS), a life threatening complication of RSV infection and an irreversible disease of the transplanted lung, resulting in approximately 50% mortality within three to five years of onset.
  Formed New Collaboration Focused on Advancement of ALN-HTT for Treatment of Huntington’s Disease. Alnylam, Medtronic, Inc., and CHDI Foundation, Inc. formed a collaboration to advance ALN-HTT, a novel drug-device combination for the treatment of Huntington’s disease. ALN-HTT consists of an RNAi therapeutic targeting huntingtin, the gene responsible for Huntington’s disease, which is delivered to the central nervous system (CNS) using an implantable pump infusion system developed by Medtronic. Under this new alliance, CHDI has agreed to initially fund up to 50% of IND-enabling activities, which represents over $10 million in potential funding. The agreement between Alnylam and Medtronic will otherwise remain as a 50-50 partnership in the United States.
  Further Advanced Delivery of RNAi Therapeutics. In collaboration with the Massachusetts Institute of Technology (MIT), The University of British Columbia (UBC), AlCana Technologies, Inc., and Tekmira Pharmaceuticals Corporation, Alnylam presented new research on the systemic delivery of RNAi therapeutics at the International Liposome Research Days and Lipids, Liposomes & Membrane Biophysics meeting held at UBC in Vancouver, Canada. Among several new research achievements presented at the meeting, Alnylam scientists described the discovery of a new lipid called “MC3” that has been formulated with siRNAs into novel lipid nanoparticles (LNPs) that achieve effective in vivo gene silencing activity at single-digit microgram per kilogram dose levels. In addition, Alnylam scientists presented new pre-clinical research data at the 8th International M. Judah Folkman Conference demonstrating effective silencing of target genes in distinct cell types and tissues beyond the liver with systemic delivery of RNAi therapeutics. In particular, novel LNPs were designed to deliver siRNAs to the vascular endothelium, the cells that line blood vessels throughout the body. RNAi-mediated target gene silencing was observed in endothelial cells across a broad range of tissues, with duration of action lasting for over two months after a single dose. Further, new results were also presented regarding delivery of RNAi therapeutics to immune cells.
  Continued Scientific Leadership. In addition to the publications and meetings noted above, Alnylam continued to demonstrate its scientific leadership through additional peer-reviewed publications and presentations, and has published 31 papers year to date, including the following papers during this period:
    new data describing the discovery and validation of the role of the gene Sort1 in cardiovascular disease (Musunuru et al., Nature, 466: 714-721, 2010);
    new research demonstrating in vivo quantification of formulated and chemically modified siRNAs (Landesman et al., Silence, 1:16, doi:10.1186/1758-907X-1-16, 2010);
    results from the company’s Phase IIa study with ALN-RSV01 in lung transplant patients infected with RSV (Zamora et al., Am. J. Respir. Crit. Care Med., doi:10.1164/ rccm.201003-0422OC, 2010);
    data showing that tumor heterogeneity is an active process maintained by a mutant EGFR-induced cytokine circuit in glioblastoma (Inda et al., Genes & Development, 24: 1731-1745, 2010);
    new research findings showing effective silencing of the alpha-synuclein gene in vivo with an RNAi therapeutic (McCormack et al., PLoS, Volume 5 Issue 8, 2010);
    new data demonstrating a combinatorial approach to determine functional group effects on lipidoid-mediated siRNA delivery (Mahon et al., Bioconjugate Chemistry 21, 1448-1454, 2010);
    new data highlighting the effect of chemical modifications on modulation of gene expression by duplex anti-gene RNAs (agRNAs) that are complementary to non-coding transcripts at gene promoters (Watts et al., Nucl. Acids Res., 38: 5242-5259, 2010);
    new research by Regulus scientists on the function of miR-146a in controlling Treg cell-mediated regulation of Th1 responses (Lu et al., Cell, 142(6):914-29, 2010);
    new data by Regulus scientists demonstrating that miR-380-5p represses p53 to control cellular survival and is associated with poor outcome in MYCN-amplified neuroblastoma (Swarbick et al., Nature Medicine, doi:10.1038/nm.2227, 2010);
    new data by Regulus scientists on an integrative multi-network and multi-classifier approach to predict genetic interactions (Pandey et al., PLoS Computational Biology, 2010); and,
    research by Regulus scientists showing a solution-state structure of a fully alternating 20-F/20-O-Me modified 42-nt dimeric siRNA construct (Podbevsek et al., Nucl. Acids Res. doi: 10.1093/nar/gkq621, 2010).

Business Execution Highlights

  Provided Update on Novartis Collaboration. Novartis notified Alnylam that they have formally selected their full and final list of 31 targets, for which they have exclusive rights to discover, develop, and commercialize RNAi therapeutics using Alnylam intellectual property and technology. In return, for any RNAi therapeutic products Novartis develops against these targets, Alnylam is entitled to receive significant milestone payments and royalties. In addition, Novartis notified Alnylam that they have declined their option to execute an Adoption License per the terms of the original 2005 agreement.
  Announced Corporate Restructuring. Alnylam announced a corporate restructuring with an approximate 25% reduction in overall workforce. The workforce reduction was generally consistent with a decreased need for service-based activities, such as the historical resource allocation of research services to Novartis.
  Obtained Equity Investment in Regulus. As part of their landmark alliance with Regulus, sanofi-aventis completed their $10 million equity investment in return for a less than 10% equity ownership position. The remaining ownership of Regulus is held equally by Alnylam and Isis.
  Awarded $2.5 Million in Grants from U.S. Government. Alnylam announced today that it has been granted approximately $2 million under the U.S. Government’s Therapeutics Discovery Project. Alnylam was awarded eight grants for advancement of its RNAi therapeutic programs, as well as for its efforts with the systemic delivery of RNAi therapeutics. In addition, Regulus also announced that they were awarded two grants totaling approximately $0.5 million under the Project, which will support pre-clinical development of Regulus’ microRNA therapeutic approaches to treat hepatitis C virus infection and fibrosis.

Intellectual Property (IP) Highlights

  Pool for Open Innovation against Neglected Tropical Diseases Recruited First Product Development Partnership to Contribute Patents to Pool. The Medicines for Malaria Venture (MMV) became the first product development partnership to contribute patents to the Pool for Open Innovation against Neglected Tropical Diseases.
  Regulus Secured Patents on microRNA Therapeutics for the Treatment of Hepatitis C Virus (HCV) Infection. Regulus received a Notice of Intent to Grant by the European Patent Office (EPO) and Notice of Allowance by the United States Patent and Trademark Office (USPTO) for applications in the ‘Sarnow’ patent series (European Patent Application No. 05749437.9 and U.S. Application No. 11/953,705) for claims covering the use of an antisense inhibitor of miR-122 for the treatment of hepatitis C virus (HCV) infection and related conditions, either alone or in combination with other HCV therapeutic agents.
  Regulus Received U.S. Allowance for Tuschl III Patent Covering miR-155. Regulus received a Notice of Allowance from the USPTO in a patent application (U.S. Application No. 12/550,579) in the “Tuschl III” patent series relating to human microRNA miR-155, a microRNA that is a potential target for immuno-inflammatory indications.
  Announced Additional New Patents Issued or Granted. Alnylam announced today the issuance or grant of the following 18 new patents owned, controlled, or licensed by Alnylam in the RNAi therapeutics field:
    multiple allowances of new chemistry-related patents were allowed by the USPTO (Application Nos. 11/833,934, 12/533,710, and 11/859,278), and the Japanese Patent Office (Application Nos. 2007-510937, 2007-511092, and 2006-513077); and,
    multiple allowances of new target-related patents were allowed by the USPTO (Patent Nos. 12/055,295, 11/235,385, 11/656,349, 11/724,790, 12/175,938, 12/331,708, 12/425,811), the European Patent Office (Application No. 05854816.5), the Russian Patent Office (Application No. 2007115097), and the Australian Patent Office (Application Nos. 2006203934, 2007233109, and 2007249329).

  To date in 2010, Alnylam has exceeded its goal of 30 or more patent issuances or grants in 2010 with approximately 42 new patents received.

Organizational Highlights

  Strengthened Management Team with New Key Appointments. Alnylam announced today that it has expanded its management team with the promotion of Kenneth Koblan, Ph.D., to Chief Scientific Officer, and the appointments of Steven Bossone, Ph.D., J.D. as Vice President, Intellectual Property, and Garvin Warner, Ph.D. as Vice President, Pre-clinical Development.
  Provided Update on Alnylam Board of Directors. Alnylam expanded its Board of Directors with the election of Steven M. Paul, M.D. Dr. Paul is the former President of the Lilly Research Laboratories of Eli Lilly and Company. Alnylam also announced the retirement of James L. Vincent from Alnylam’s Board of Directors. Mr. Vincent is the former Chief Executive Officer and Chairman of Biogen Idec, Inc.
  Expanded Alnylam Biotherapeutics Scientific Advisory Board. Alnylam announced today that Alnylam Biotherapeutics expanded its Scientific Advisory Board with the appointment of Randal Kaufman, Ph.D. Dr. Kaufman is Professor of Biological Chemistry and Internal Medicine at the University of Michigan Medical School.

Conference Call Information

Management will provide an update on the company, discuss third quarter 2010 results, and discuss expectations for the future via conference call on November 3, 2010 at 4:30 p.m. ET. A corporate slide presentation will also be available on the Investor page of our website, www.alnylam.com, to accompany the conference call. To access the call, please dial 866-788-0547 (domestic) or 857-350-1685 (international) five minutes prior to the start time and provide the passcode 61297605. A replay of the call will be available beginning at 7:30 p.m. ET on November 3, 2010. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 54187308.

A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNAs (siRNAs), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics for the treatment of a wide range of disease areas, including respiratory syncytial virus (RSV), liver cancers, TTR-mediated amyloidosis (ATTR), hypercholesterolemia, and Huntington’s disease. In addition, Alnylam formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for application in manufacturing processes for biotherapeutic products, including recombinant proteins and monoclonal antibodies. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. Alnylam and Isis are majority owners of Regulus Therapeutics Inc., a company focused on the discovery, development, and commercialization of microRNA therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, statements regarding the need for novel RNAi therapeutics, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-RSV, ALN-VSP and ALN-TTR, and the continued clinical development of these therapeutics, its expectations regarding the timing for disclosure of additional clinical trial results for ALN-VSP, its expectations regarding the continued development and recent advances relating to the effective and efficient delivery of RNAi therapeutics, including the discovery of a new lipid called MC3, the formation of new alliances, including the collaboration with and expected funding from CHDI Foundation formed to advance ALN-HTT, the completion of Alnylam’s collaboration with Novartis and potential future milestone and royalty payments to Alnylam in connection with its development of RNAi therapeutics, Alnylam’s corporate restructuring, its cash position at the end of 2010, and its ability to continue to generate revenue through existing and new alliances, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities, including through the establishment of new alliances; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for the clinical development and commercialization of products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on current and future collaborators; Alnylam’s ability to manage operating expenses; unexpected expenditures; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net revenues from research collaborators	$27,668	$24,249	$78,849	$73,907

Operating expenses:
Research and development (1)	27,468	23,219	80,304	87,155
General and administrative (1)	8,928	10,680	30,205	26,794
Total operating expenses	36,396	33,899	110,509	113,949
Loss from operations	(8,728)	(9,650)	(31,660)	(40,042)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(1,226)	(1,136)	(6,723)	(3,422)
Interest income	602	1,036	1,833	4,542
Other income (expense)	20	(10)	52	144
Total other income (expense)	(604)	(110)	(4,838)	1,264
Loss before income taxes	(9,332)	(9,760)	(36,498)	(38,778)
(Provision for) benefit from income taxes	(298)	552	(87)	(1,021)
Net loss	$(9,630)	$(9,208)	$(36,585)	$(39,799)

Net loss per common share - basic and diluted	$(0.23)	$(0.22)	$(0.87)	$(0.96)

Weighted average common shares used to compute basic and diluted net loss per common share	42,123	41,708	41,989	41,543

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$2,725	$3,128	$9,200	$9,410
General and administrative	1,786	2,110	5,706	6,377

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30,	December 31,
	2010	2009
Cash, cash equivalents and total marketable securities	$371,870	$435,316
Collaboration receivables	4,881	6,044
Prepaid expenses and other current assets	6,432	4,151
Property and equipment, net	18,399	18,324
Intangible assets, net	491	622
Total deferred tax assets	10,513	10,299
Investment in joint venture (Regulus Therapeutics Inc.)	20	6,435
Total assets	$412,606	$481,191
Accounts payable and accrued expenses	$17,441	$22,322
Income taxes payable	237	5,644
Total deferred revenue	230,936	271,813
Total deferred rent	3,349	3,447
Total stockholders’ equity (42.2 million and 41.8 million common shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively)	160,643	177,965
Total liabilities and stockholders' equity	$412,606	$481,191

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2009.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Senior Director, Investor Relations and
Corporate Communications
or
Patricia Allen, 617-551-8362
Vice President, Finance and Treasurer